EXHIBIT 99

CONTACT:

Wayne S. Charness (News Media)

401-727-5983

Karen A. Warren (Investor Relations)

401-727-5401

FOR IMMEDIATE RELEASE

Hasbro Acquires Trivial Pursuit

Global rights purchased from the Horn Abbot Companies

Pawtucket, RI, March 31, 2008 – Hasbro, Inc. (NYSE:HAS) announced today that it has purchased all of the intellectual property rights related to the Trivial Pursuit brand from Horn Abbot Ltd. and Horn Abbot International Limited.   Hasbro paid the Horn Abbot companies $80 million (aggregate purchase price) for their intellectual property.

Hasbro has developed, marketed and sold Trivial Pursuit under license from the Horn Abbot companies since 1983.

“Trivial Pursuit created the adult game category in 1982 and has always been one of the most recognized brands in the industry,” said Brian Goldner, Chief Operating Officer of Hasbro, Inc.  “Now, as a wholly-owned and operated part of our deep and rich brand portfolio, we can build Trivial Pursuit beyond traditional venues and capitalize on new opportunities in entertainment, publishing, promotions and digital arenas.”

Plans have already been made to extend the Trivial Pursuit brand into a new television game show this fall called “Trivial Pursuit: America Plays.”  The show is being created in cooperation with Debmar-Mercury and Wheeler Sussman and is expected to debut in September 2008.

 “Hasbro has been a great partner of ours for many years and we know they are a global powerhouse that can take the Trivial Pursuit brand to the next level,” said Jim Ware, President, Horn Abbot Ltd.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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